Exhibit 99.1
Contact:

Deborah S. Lorenz	Robert Flamm, Ph.D.
Senior Director	David Schull
Investor Relations and Corporate Communications	Russo Partners, LLC
Molecular Insight Pharmaceuticals, Inc.	(212) 845-4226
(617) 871-6667	robert.flamm@russopartnersllc.com
dlorenz@molecularinsight.com	david.schull@russopartnersllc.com
FOR IMMEDIATE RELEASE
Molecular Insight’s Zemiva™ Demonstrates Ability to Significantly Improve Early Diagnosis of the
Chest Pain Patient in the Emergency Department
- The BP-23 trial met primary and key secondary endpoints
- Conference call today at 10:00 a.m., Eastern Daylight Time
Cambridge, MA, December 23, 2008 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today that results from a recently completed Phase 2 clinical study (BP-23) suggest that Zemiva, when combined with the standard of care for the diagnostic evaluation of the chest pain patient, significantly improved the detection of cardiac ischemia when compared to the standard of care alone. The improved sensitivity was more than 50% greater (p < 0.0001) than the standard of care alone and was evident even in patients whose chest pain symptoms had subsided up to 30 hours prior to the Zemiva scan.
These results were consistent for the subset of patients with acute coronary syndrome (ACS), the most severe form of cardiac ischemia. In both cases, sensitivity and negative predictive value was improved while specificity was maintained. In patients with a negative Zemiva scan, there were no hard cardiac events, including myocardial infarctions or death from cardiac causes during the 30-day follow up.
The trial enrolled 510 patients over 14 months at 50 hospitals throughout North America. The primary objective was to evaluate the ability of Zemiva to identify myocardial ischemia in patients who present to the emergency department with suspected acute coronary syndrome. The primary endpoint of the trial was to determine the performance (sensitivity and specificity) of Zemiva and the key secondary endpoint was to determine the clinical benefit of the use of Zemiva as a complement to standard of care. The trial met both the primary and key secondary endpoints. Zemiva was well tolerated. There were no serious adverse effects associated with the product and no patients discontinued the product due to adverse events.
These top-line efficacy results are consistent with Molecular Insight’s previously released Phase 2 clinical data (BP-21) presented at this year’s American Heart Association Annual Meeting, which showed Zemiva provides incremental clinical value by improving the detection of cardiac ischemia compared to today’s standard of care. Zemiva’s safety profile was also consistent with that seen in earlier clinical trials.
“Patients who arrive at the emergency department with chest pain present distinct diagnostic challenges. Current tests have limited sensitivity and specificity, especially at initial presentation. The current Zemiva data suggests this agent may add significantly to our diagnostic capabilities, especially early in the assessment of the equivocal patient,” commented Judd E. Hollander, M.D., Professor and Clinical Research Director in the Department of Emergency Medicine of Hospital of the University of Pennsylvania. “Today’s diagnostic tools for evaluation of chest pain patients in the emergency department do not currently address the need for timely, accurate, and cost-effective measures, and are especially limited in patients whose symptoms have resolved,” said James E. Udelson, M.D., Chief, Division of Cardiology, and Director of Nuclear Cardiology at Tufts Medical Center and the principal investigator of the study.
Molecular Insight Pharmaceuticals, Inc. • 160 Second Street • Cambridge, MA 02142
Tel: 617.492.5554 • Fax: 617.492. 5664 • www.molecularinsight.com

Molecular Insight’s Zemiva™ Demonstrates Ability to Significantly Improve Early Diagnosis of the Chest Pain Patient
December 23, 2008

“Zemiva has the potential to provide rapid and more accurate diagnoses so that cardiac patients are immediately admitted for appropriate treatment and non-ischemic patients can either be safely sent home or receive appropriate care.  We are encouraged by the findings to date and plan to present the full results at an upcoming medical conference.”
John W. Babich, Ph.D., Interim Chairman and Chief Executive Officer of Molecular Insight, commented, “We believe this trial provides further evidence that Zemiva may significantly improve the assessment of the chest pain patient, allowing for rapid ‘rule in’ of cardiac ischemia and also reducing the large number of unnecessary hospital admissions due to the uncertainty of the current diagnostic standard of care. Based on these results, we plan to move forward with Zemiva development, including a discussion of this data with FDA as the basis for Phase 3 trial design.”
About Zemiva
Zemiva is a fatty acid analog also known as 123I-BMIPP or Iodofiltic Acid I 123 that detects cardiac ischemia by revealing abnormalities in the fatty acid metabolism of the heart. Under normal conditions, 70% to 80% of the energy for the heart is produced by the metabolism of fatty acids. However, in ischemic conditions where there is a lack of oxygen, fatty acid metabolism is drastically reduced and carbohydrates become the heart’s primary energy source. This shift in metabolic activity persists for some time, and the phenomenon, called ischemic memory, has been shown by Zemiva imaging to persist for at least 30 hours after chest pain has subsided. Zemiva can be imaged using standard nuclear medicine cameras which are found in all accredited hospitals throughout the USA. The BMIPP molecule is approved and commercialized in Japan and has been used in more 500,000 patients.
There are over 6 million visits to emergency departments throughout the country each year. While current diagnostic procedures, such as medical history and exam, electrocardiogram and blood tests, can definitively diagnose cardiac ischemia in 1 million of these patients and rule out cardiac ischemia in 1.5 million patients, the diagnoses for the remaining 3.5 million patients are equivocal and require hospital admission for further evaluation. This can result in more than $6 billion in additional expenses. In addition, of the 1.5 million patients sent home, about 40,000 have actually experienced a heart attack. Zemiva has the potential to improve physicians’ ability to diagnose cardiac ischemia.
About the Phase 2 Study (BP-23)
In May 2007, Molecular Insight initiated the Phase 2 trial to assess the ability of Zemiva to detect cardiac ischemia in the emergency department setting. The study follows four U.S. clinical trials with Zemiva, a Phase 1 study and three Phase 2 trials, including a Phase 2 clinical trial to develop a reference database of normal Zemiva images of the heart using SPECT imaging.
The primary objective of this study was to evaluate the ability of Zemiva to identify myocardial ischemia in patients who present to the emergency department with suspected acute coronary syndrome (ACS). Because of the ability of Zemiva to detect “ischemic memory,” patients could be evaluated in the trial if they experienced chest pain within the previous 30 hours, a timeframe that is not realistic with currently available techniques, such as perfusion imaging. The secondary objective of the trial was to confirm the safety of a single injection of Zemiva in patients suspected of myocardial ischemia related to ACS as reported in previous trials. Of the 510 patients entered in the trial, 342 were included in the primary efficacy analysis, the remainder having been excluded for major protocol violations, such as failure to obtain the data necessary to achieve a final diagnosis.
Patients who entered the study were stratified by high, moderate or low probability of ACS based on current triage procedures, such as medical history, initial ECG and cardiac troponin markers. They were then imaged at rest with Zemiva — without the treadmill stress associated with conventional cardiac perfusion imaging. The Zemiva scans were read by three independent expert readers. The results were compared with the final clinical diagnosis performed by the final diagnostic clinical endpoint committee (FDCEC), which decided ‘truth’ in this trial. In addition, the Zemiva scan results were also compared to the initial clinical diagnosis, as determined by the initial diagnostic clinical endpoint committee (IDCEC), which had data typically available over the first 4 hours from the time of admission to the emergency department.

Molecular Insight’s Zemiva™ Demonstrates Ability to Significantly Improve Early Diagnosis of the Chest Pain Patient
December 23, 2008

Conference Call Access Information:
To access the conference call on December 23, 2008 at 10:00 a.m., Eastern Daylight Time, dial 866-700-5192 (or 617-213-8833 for international participants) at least five minutes prior to the start of the call. The participant pass code is 27309690. For one week following the call, an audio replay can be accessed by dialing 888-286-8010 (or 617-801-6888 for international callers) and using the pass code 64199927. A live audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a Cambridge, Massachusetts-based biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The Company is focused on discovering, developing, and commercializing innovative molecular imaging radiopharmaceuticals and targeted molecular radiotherapeutics with initial applications in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex™, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra™ and Onalta™, are being developed for detection and treatment of cancer. In addition, the Company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. For more information, visit www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of AzedraTM, OnaltaTM, ZemivaTM, TrofexTM and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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